ION reports third quarter 2014 results
Revenues increased 33% to $107 million

HOUSTON – November 5, 2014 – ION Geophysical Corporation (NYSE: IO) today reported a third quarter 2014 net loss of $24.5 million, or $(0.15) per share, on revenues of $106.5 million, compared to a net loss of $202.1 million, or $(1.29) per share, on revenues of $79.8 million in third quarter 2013. Excluding restructuring and special items from the prior year's results, third quarter 2013 net loss, as adjusted, was $20.1 million, or $(0.13) per share.
At September 30, 2014, the Company's cash and cash equivalents were $129.8 million. The Company generated net cash flows before financing activities of $36.0 million during the first nine months of 2014, compared to a use of cash before financing activities of $(36.6) million in the prior year period. Year-to-date Adjusted EBITDA was $89.5 million, a 68% increase over the first nine months of 2013, and was $13.0 million for the third quarter 2014, compared to $(4.2) million in the prior year quarter. Reconciliations of special items and Adjusted EBITDA can be found in the financial tables of this press release.
Brian Hanson, ION's President and Chief Executive Officer, commented, “As we anticipated, the continued slowdown in exploration spending had a significant impact on our third quarter and year-to-date base business results. Fortunately, our decision a year ago to focus more on production activities through OceanGeo, our Ocean Bottom Services segment, has helped cushion the weakness in other parts of our business.
"In light of this challenging environment, we are conservatively managing our business to generate positive cash flow and further strengthen our balance sheet. We have made significant progress during the third quarter in a couple key areas of strategic importance.
"First, we continued our penetration into the ocean bottom services market through OceanGeo. During the third quarter, we began acquisition on a three-month project offshore West Africa. We are currently negotiating with clients on potential extensions to this program, which should result in additional work in the fourth quarter. This is consistent with our strategy of putting this crew to work offshore West Africa, a growing market with significant tendering activities. We are currently participating in several large tenders, which, if awarded, would provide us with a backlog of longer-term projects.
“Also, in collaboration with Polarcus, we completed acquisition on a multi-client 3D seismic survey offshore Ireland. This was the first survey under our previously announced multi-year strategic alliance with Polarcus to jointly develop, execute and market 3D multi-client seismic programs globally. The survey was an industry funded opportunity in advance of an upcoming licensing round and represented a key opportunity for ION to enter the 3D multi-client market, a natural extension of our traditional 2D

BasinSPANTM expertise. We see this market as a growth opportunity for us and are currently working to secure client commitments for additional 3D multi-client programs in other areas of the world.
“While we are pleased with our recent progress in execution of our key strategies, our outlook for the remainder of 2014 and into 2015 remains cautious. We plan to continue exercising spending discipline across all businesses, maximizing cash generation, funding new programs only when they have been adequately underwritten by our customers, while continuing to invest in key strategic technologies and market opportunities."
THIRD QUARTER 2014
The Company's segment revenues for the third quarter were as follows (in thousands):

	Three Months Ended September 30,
	2014	2013	% Change
Solutions	$45,859	$43,447	6%
Systems	24,695	26,267	(6)%
Software	11,010	10,124	9%
Ocean Bottom Services	24,976	—	—
Total	$106,540	$79,838	33%
Within the Solutions segment, new venture revenues were $18.4 million, a 54% increase from third quarter 2013; data library revenues were $3.3 million, a 37% decrease; and data processing revenues were $24.2 million, an 8% decrease. While new ventures revenues were up, all businesses within the Solutions segment were impacted by the continued softness of exploration spending.
The decrease in Systems segment revenues was due to a reduction in sales of land geophone strings, while new marine positioning system sales and repair and replacement revenues were relatively flat compared to third quarter 2013.
Software segment revenues were up primarily due to higher Orca® and Gator® licensing revenues, which generated overall gross and operating margins of 76% and 56%, respectively, during the quarter.
Ocean Bottom Services segment revenues were $25.0 million, related to work performed on OceanGeo's project offshore West Africa, which began work in late July and is expected to be completed in the fourth quarter this year.
Consolidated gross margins were 27% compared to 19%, as adjusted, in third quarter 2013, and operating margins were (5)% compared to (18)%, as adjusted, in the prior year quarter. The third quarter increase in both gross and operating margins was driven primarily by the mix of revenues from new venture programs within the Solutions segment and the continued strong margins within the Software segment.

The Company recognized $5.6 million of equity losses related to INOVA Geophysical, compared to equity losses of $0.2 million in the third quarter 2013. This decline was due to continued softening within the land seismic market. See the attached financial tables for the summarized financial results of INOVA.
The Company's third quarter 2013 results included equity losses of $5.0 million related to OceanGeo. In late January 2014, the Company increased its ownership interest to 70%, and subsequently to 100% in July, at that time taking over direct management of OceanGeo.
Income tax expense was $8.3 million for third quarter 2014, at an effective tax rate of (50.3)%, related to income from the Company's non-U.S. businesses, including OceanGeo. This foreign tax expense has not been offset by the tax benefits on losses within the U.S. and other jurisdictions, from which the Company cannot currently benefit, resulting in an income tax expense on a consolidated pre-tax loss.
During the third quarter, the Company successfully secured a new credit facility with a group of Western banks, replacing its previous credit facility with China Merchants Bank. The lenders under this facility have currently committed $80 million of revolving credit, subject to a borrowing base, but the facility allows for an additional $95 million of indebtedness through a combination of revolving credit capacity and term loan, up to $175 million in total. The Company has not drawn upon any amounts under this new credit facility.
YEAR-TO-DATE 2014
The Company's segment revenues for the first nine months of the year were as follows (in thousands):

	Nine Months Ended September 30,
	2014	2013	% Change
Solutions	$197,734	$221,236	(11)%
Systems	71,948	81,962	(12)%
Software	31,582	27,292	16%
Ocean Bottom Services	71,454	—	—
Total	$372,718	$330,490	13%

Within the Solutions segment, new venture revenues were $76.5 million, an 18% decrease from the first nine months of 2013; data library revenues were $30.1 million, a 17% decrease; and data processing revenues were $91.1 million, essentially flat to the prior year period. The decrease in new venture and data library revenues was due to the continued softness in exploration spending. Data processing revenues were also impacted by the softness in exploration spending, but benefited from $15.0 million of revenues recognized in first quarter 2014 related to work performed for a customer in 2013.
The decrease in Systems segment revenues was primarily due to (i) a lack of ocean bottom cable systems sales in 2014 compared to 2013; (ii) reduced land geophone string sales; and (iii) lower sales of new marine positioning systems; partially offset by (iv) additional marine repair and replacement revenues.
Software segment revenues were up primarily due to higher Orca and Gator licensing revenues, which generated overall gross and operating margins of 74% and 54%, respectively, during the first nine months of 2014.
Ocean Bottom Services segment revenues were $71.5 million, related to work performed on OceanGeo's project in Trinidad, completed in May, and from its current project offshore West Africa.
Consolidated gross margins increased to 33% compared to 26%, as adjusted, in the first nine months of 2013, and operating margins were 5% compared to (2)%, as adjusted, in the previous year period. The increase in both gross and operating margins was primarily due to (i) the positive impact from the consolidation of OceanGeo's results; (ii) the mix of revenues within the Solutions segment, which included the recognition of data processing revenues following execution of a significant customer contract in the first quarter this year; and (iii) reduced expenses within the Systems segment resulting from 2013 restructuring efforts.
The Company recognized $9.8 million of equity losses related to INOVA Geophysical, compared to equity losses of $3.0 million in the first nine months of 2013. Also, prior to the consolidation of OceanGeo in late January of this year, the Company recorded $0.7 million of equity earnings, compared to equity losses of $7.4 million in the first nine months of 2013.
Income tax expense was $14.3 million for the first nine months of 2014, at an effective tax rate of 20.9%, related to income from the Company’s non-U.S. businesses, including OceanGeo.
The Company reported net income of $52.6 million, or $0.32 per diluted share, compared to a net loss of $271.7 million, or $(1.73) per share, in the first nine months of 2013. Both periods included special items related to the WesternGeco legal matter, while 2013 also reflected certain restructuring and other special items. Excluding these special items, in the first nine months of 2014, the Company reported a net loss of $23.1 million, or $(0.14) per share, compared to net loss of $18.2 million, or $(0.12) per share, in the prior year period.
CONFERENCE CALL
The Company has scheduled a conference call for Thursday, November 6, 2014, at 10:00 a.m. Eastern Time that will include a slide presentation to be posted in the Investor Relations section of the ION website by 9:00 a.m. Eastern Time. To participate in the conference call, dial (888) 504-7963 at least 10 minutes before the call begins and ask for the ION conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until November 13, 2014. To access the replay, dial (888) 203-1112 and use pass code 9061808#.
Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.iongeo.com. An archive of the webcast will be available shortly after the call on the Company’s website.
About ION
ION is a leading provider of technology-driven solutions to the global oil & gas industry. ION’s offerings are designed to help companies reduce risk and optimize assets throughout the E&P lifecycle. For more information, visit www.iongeo.com.
Contact
Greg Heinlein
Senior Vice President and Chief Financial Officer
+1.281.552.3011

The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include future sales, earnings and market growth, timing of sales, future liquidity and cash levels, future estimated revenues and earnings, sales expected to result from backlog, benefits expected to result from OceanGeo and the INOVA Geophysical joint venture and related transactions, expected outcome of litigation and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include risks associated with pending and future litigation, including the risk that the Company does not prevail in its appeal of the judgment in the lawsuit with WesternGeco and that the ultimate outcome of the lawsuit could have a material adverse effect on the Company's financial results and liquidity; the timing and development of the Company’s products and services and market acceptance of the Company’s new and revised product offerings; the operation of OceanGeo and the INOVA Geophysical joint venture; the Company’s level and terms of indebtedness; competitors’ product offerings and pricing pressures resulting therefrom; the relatively small number of customers that the Company currently relies upon; the fact that a significant portion of the Company’s revenues is derived from foreign sales; that sources of capital may not prove adequate; the Company’s inability to produce products to preserve and increase market share; collection of receivables; and technological and marketplace changes affecting the Company’s product lines. Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2013 and its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed during 2014.

Tables to follow

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Service revenues	$71,923	$44,679	$272,386	$224,231
Product revenues	34,617	35,159	100,332	106,259
Total net revenues	106,540	79,838	372,718	330,490
Cost of services	60,285	52,256	200,697	188,494
Cost of products	17,032	42,686	47,716	85,525
Gross profit (loss)	29,223	(15,104)	124,305	56,471
Operating expenses:
Research, development and engineering	10,910	10,288	30,254	28,665
Marketing and sales	8,480	8,416	27,610	25,364
General, administrative and other operating expenses	15,182	22,720	48,334	50,277
Total operating expenses	34,572	41,424	106,198	104,306
Income (loss) from operations	(5,349)	(56,528)	18,107	(47,835)
Interest expense, net	(5,048)	(4,281)	(14,779)	(8,103)
Equity in losses of investments	(5,558)	(5,192)	(9,027)	(10,414)
Other income (expense), net	(622)	(74,301)	73,970	(180,392)
Income (loss) before income taxes	(16,577)	(140,302)	68,271	(246,744)
Income tax expense	8,345	56,954	14,261	19,450
Net income (loss)	(24,922)	(197,256)	54,010	(266,194)
Net (income) loss attributable to noncontrolling interests	381	498	(1,384)	515
Net income (loss) attributable to ION	(24,541)	(196,758)	52,626	(265,679)
Preferred stock dividends	—	338	—	1,014
Conversion payment of preferred stock	—	5,000	—	5,000
Net income (loss) applicable to common shares	$(24,541)	$(202,096)	$52,626	$(271,693)
Net income (loss) per share:
Basic	$(0.15)	$(1.29)	$0.32	$(1.73)
Diluted	$(0.15)	$(1.29)	$0.32	$(1.73)
Weighted average number of common shares outstanding:
Basic	164,149	157,143	164,021	156,842
Diluted	164,149	157,143	164,326	156,842

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

ASSETS	September 30, 2014	December 31, 2013
Current assets:
Cash and cash equivalents	$129,847	$148,056
Accounts receivable, net	86,738	149,448
Unbilled receivables	57,477	49,468
Inventories	55,376	57,173
Prepaid expenses and other current assets	26,453	24,772
Total current assets	355,891	428,917
Deferred income tax asset	14,340	14,650
Property, plant, equipment and seismic rental equipment, net	60,365	46,684
Multi-client data library, net	243,917	238,784
Equity method investments	40,174	53,865
Goodwill	50,385	55,876
Intangible assets, net	9,191	11,247
Other assets	19,482	14,648
Total assets	$793,745	$864,671

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$5,901	$5,906
Accounts payable	30,666	22,654
Accrued expenses	75,608	84,358
Accrued multi-client data library royalties	24,416	46,460
Deferred revenue	16,495	20,682
Total current liabilities	153,086	180,060
Long-term debt, net of current maturities	179,583	214,246
Other long-term liabilities	142,776	210,602
Total liabilities	475,445	604,908
Redeemable noncontrolling interests	2,086	1,878
Equity:
Common stock	1,642	1,637
Additional paid-in capital	886,170	879,969
Accumulated deficit	(553,531)	(606,157)
Accumulated other comprehensive loss	(11,720)	(11,138)
Treasury stock	(6,565)	(6,565)
Total stockholders’ equity	315,996	257,746
Noncontrolling interests	218	139
Total equity	316,214	257,885
Total liabilities and equity	$793,745	$864,671

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities:
Net income (loss)	$54,010	$(266,194)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization (other than multi-client data library)	20,989	13,146
Amortization of multi-client data library	46,014	50,892
Stock-based compensation expense	7,058	5,707
Equity in losses of investments	9,027	10,414
Accrual for (reduction of) loss contingency related to legal proceedings	(69,557)	181,776
Gain on sale of Source product line	(6,522)	—
Gain on sale of cost-method investment	—	(3,591)
Write-down of multi-client data library	—	5,461
Write-down of receivables from OceanGeo	—	9,157
Write-down of excess and obsolete inventory	—	21,197
Deferred income taxes	(1,536)	7,768
Change in operating assets and liabilities:
Accounts receivable	71,540	57,481
Unbilled receivables	(8,036)	6,890
Inventories	(4,272)	(13,157)
Accounts payable, accrued expenses and accrued royalties	(31,324)	(6,179)
Deferred revenue	(4,153)	(6,527)
Other assets and liabilities	3,738	4,274
Net cash provided by operating activities	86,976	78,515
Cash flows from investing activities:
Cash invested in multi-client data library	(57,340)	(86,346)
Purchase of property, plant, equipment and seismic rental assets	(6,842)	(13,539)
Repayment of (advances to) INOVA Geophysical	1,000	(8,000)
Investment in and advances to OceanGeo B.V.	(3,683)	(9,500)
Cash of OceanGeo B.V. upon acquiring a controlling interest	609	—
Net proceeds from sale of Source product line	14,394	—
Proceeds from sale of a cost-method investment	—	4,150
Investment in convertible note	—	(2,000)
Other investing activities	928	76
Net cash used in investing activities	(50,934)	(115,159)
Cash flows from financing activities:
Proceeds from issuance of notes	—	175,000
Borrowings under revolving line of credit	15,000	—
Payments under revolving line of credit	(50,000)	(97,250)
Payments on notes payable and long-term debt	(11,737)	(3,296)
Costs associated with issuance of debt	(2,126)	(6,731)
Acquisition of non-controlling interest	(6,000)	—
Payment of preferred dividends	—	(1,014)
Conversion payment of preferred stock	—	(5,000)
Proceeds from employee stock purchases and exercise of stock options	577	2,367
Other financing activities	(154)	790
Net cash (used in) provided by financing activities	(54,440)	64,866
Effect of change in foreign currency exchange rates on cash and cash equivalents	189	(608)
Net (decrease) increase in cash and cash equivalents	(18,209)	27,614
Cash and cash equivalents at beginning of period	148,056	60,971
Cash and cash equivalents at end of period	$129,847	$88,585

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
SUMMARY OF SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net revenues:
Solutions:
New Venture	$18,446	$11,945	$76,499	$93,630
Data Library	3,262	5,184	30,104	36,153
Total multi-client revenues	21,708	17,129	106,603	129,783
Data Processing	24,151	26,318	91,131	91,453
Total	$45,859	$43,447	$197,734	$221,236
Systems:
Towed Streamer	$13,666	$15,342	$35,782	$41,461
Ocean Bottom Equipment	—	159	—	7,307
Other	11,029	10,766	36,166	33,194
Total	$24,695	$26,267	$71,948	$81,962
Software:
Software Systems	$9,922	$8,892	$28,384	$24,297
Services	1,088	1,232	3,198	2,995
Total	$11,010	$10,124	$31,582	$27,292
Ocean Bottom Services	$24,976	$—	$71,454	$—
Total	$106,540	$79,838	$372,718	$330,490

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013		2014	2013
		As Reported	As Adjusted(1)		As Reported	As Adjusted(1)
Gross profit (loss):
Solutions	$5,927	$(8,487)	$(3,026)	$51,207	$33,600	$39,061
Systems	10,123	(13,987)	11,093	31,288	3,195	28,275
Software	8,326	7,370	7,370	23,388	19,676	19,676
Ocean Bottom Services	4,847	—	—	18,422	—	—
Total	$29,223	$(15,104)	$15,437	$124,305	$56,471	$87,012
Gross margin:
Solutions	13%	(20)%	(7)%	26%	15%	18%
Systems	41%	(53)%	42%	43%	4%	34%
Software	76%	73%	73%	74%	72%	72%
Ocean Bottom Services	19%	—%	—%	26%	—%	—%
Total	27%	(19)%	19%	33%	17%	26%
Income (loss) from operations:
Solutions	$(5,960)	$(18,163)	$(12,702)	$11,733	$215	$5,676
Systems	2,917	(23,610)	3,686	9,835	(21,172)	6,124
Software	6,227	6,280	6,280	16,985	16,396	16,396
Ocean Bottom Services	1,677	—	—	12,333	—	—
Corporate and other	(10,210)	(21,035)	(11,878)	(32,779)	(43,274)	(34,117)
Total	$(5,349)	$(56,528)	$(14,614)	$18,107	$(47,835)	$(5,921)
Operating margin:
Solutions	(13)%	(42)%	(29)%	6%	—%	3%
Systems	12%	(90)%	14%	14%	(26)%	7%
Software	56%	62%	62%	54%	60%	60%
Ocean Bottom Services	7%	—%	—%	17%	—%	—%
Corporate and other	(10)%	(26)%	(15)%	(9)%	(13)%	(10)%
Total	(5)%	(71)%	(18)%	5%	(14)%	(2)%

(1)
The "As Adjusted" columns remove the impact of the restructuring and other special items as presented and described in further detail by the Company in its Third Quarter 2013 earnings release on November 6, 2013.

INOVA GEOPHYSICAL EQUIPMENT LIMITED
SUMMARIZED FINANCIAL HIGHLIGHTS
(In thousands)
(Unaudited)
The Company accounts for its 49% interest in INOVA Geophysical as an equity method investment and records its share of earnings and losses of INOVA Geophysical on a one fiscal quarter lag basis. The following table reflects the summarized financial information for INOVA Geophysical for the three months ended June 30, 2014 and 2013 and the nine-month periods from October 1 to June 30, 2014 and 2013:

	Three Months Ended June 30,		Nine-Month Periods from October 1 through June 30,
	2014	2013	2014	2013
Net revenues	$11,092	$61,241	$77,774	$142,947
Gross profit (loss)	$(2,164)	$12,243	$8,020	$26,378
Income (loss) from operations	$(9,851)	$1,658	$(16,094)	$(7,103)
Net loss	$(11,425)	$(488)	$(20,010)	$(6,518)

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
Reconciliation of Adjusted EBITDA to Net Income (Loss)
(Non-GAAP Measure)
(In thousands)
(Unaudited)
The term Adjusted EBITDA represents net income (loss) before interest expense, interest income, income taxes, depreciation and amortization and other similar non-cash charges including, without limitation, equity in (earnings) losses of investments and the accrual (reduction) of loss contingency related to legal proceedings. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income (loss) or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included Adjusted EBITDA as a supplemental disclosure because its management believes that Adjusted EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net income (loss)	$(24,922)	$(197,256)	$54,010	$(266,194)
Interest expense, net	5,048	4,281	14,779	8,103
Income tax expense	8,345	56,954	14,261	19,450
Depreciation and amortization expense	18,961	19,057	67,003	64,038
Equity in losses of investments	5,558	5,192	9,027	10,414
Accrual for (reduction of) loss contingency related to legal proceedings	—	71,776	(69,557)	181,776
Write-down of multi-client data library	—	5,461	—	5,461
Write-down of receivables from OceanGeo	—	9,157	—	9,157
Write-down of excess and obsolete inventory	—	21,197	—	21,197
Adjusted EBITDA	$12,990	$(4,181)	$89,523	$53,402

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
Reconciliation of Special Items to Diluted Earnings (Loss) per Share
(Non-GAAP Measure)
(In thousands, except per share data)
(Unaudited)
The financial results are reported in accordance with GAAP. However, management believes that certain non-GAAP performance measures may provide users of this financial information, additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure is income (loss) from operations or net income (loss) excluding certain charges or amounts. This adjusted income (loss) amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for income (loss) from operations, net income (loss) or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and the corresponding reconciliation to GAAP financials for the nine months ended September 30, 2014, and three and nine months ended September 30, 2013:

	Nine Months Ended September 30, 2014
	As Reported	Special Items(1)	As Adjusted
Net revenues	$372,718	$—	$372,718
Cost of sales	248,413	—	248,413
Gross profit	124,305	—	124,305
Operating expenses	106,198	—	106,198
Income from operations	18,107	—	18,107
Interest expense, net	(14,779)	—	(14,779)
Equity in losses of investments	(9,027)	—	(9,027)
Other income (expense), net	73,970	(76,079)	(2,109)
Income tax expense	14,261	(357)	13,904
Net income (loss)	54,010	(75,722)	(21,712)
Net (income) attributable to noncontrolling interests	(1,384)	—	(1,384)
Net income (loss) applicable to common shares	$52,626	$(75,722)	$(23,096)
Net income (loss) per share:
Basic	$0.32		$(0.14)
Diluted	$0.32		$(0.14)
Weighted average number of common shares outstanding:
Basic	164,021		164,021
Diluted	164,326		164,021

	Three Months Ended September 30, 2013			Nine Months Ended September 30, 2013
	As Reported	Special Items(2)	As Adjusted	As Reported	Special Items(2)	As Adjusted
Net revenues	$79,838	$—	$79,838	$330,490	$—	$330,490
Cost of sales	94,942	(30,541)	64,401	274,019	(30,541)	243,478
Gross profit (loss)	(15,104)	30,541	15,437	56,471	30,541	87,012
Operating expenses	41,424	(11,373)	30,051	104,306	(11,373)	92,933
Income (loss) from operations	(56,528)	41,914	(14,614)	(47,835)	41,914	(5,921)
Interest expense, net	(4,281)	—	(4,281)	(8,103)	—	(8,103)
Equity in losses of investments	(5,192)	—	(5,192)	(10,414)	—	(10,414)
Other income (expense), net	(74,301)	72,940	(1,361)	(180,392)	182,940	2,548
Income tax expense (benefit)	56,954	(62,106)	(5,152)	19,450	(23,606)	(4,156)
Net income (loss)	(197,256)	176,960	(20,296)	(266,194)	248,460	(17,734)
Net (income) attributable to noncontrolling interests	498	—	498	515	—	515
Net income (loss) attributable to ION	(196,758)	176,960	(19,798)	(265,679)	248,460	(17,219)
Preferred stock dividends	5,338	(5,000)	338	6,014	(5,000)	1,014
Net income (loss) applicable to common shares	$(202,096)	$181,960	$(20,136)	$(271,693)	$253,460	$(18,233)
Net income (loss) per share:
Basic	$(1.29)		$(0.13)	$(1.73)		$(0.12)
Diluted	$(1.29)		$(0.13)	$(1.73)		$(0.12)
Weighted average number of common shares outstanding:
Basic	157,143		157,143	156,842		156,842
Diluted	157,143		157,143	156,842		156,842

(1)
The nine months ended September 30, 2014 was impacted by the first quarter reduction of $69.6 million in the WesternGeco legal contingency due to the court order issued in April 2014, in addition to a second quarter non-recurring gain on the sale of the marine source product line of $6.5 million (before tax).

(2)
The three and nine months ended September 30, 2013 were impacted by restructuring and other special items as presented and described in further detail by the Company in its Third Quarter 2013 earnings release on November 6, 2013.